Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 20, 2009, except for the retrospective adjustments described in Notes 2 and 6, as to which the date is July 27, 2009, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in WESCO International, Inc.’s Current Report on Form 8-K dated July 27, 2009. We also consent to the reference to us under the heading “Experts” in such Registration Statement.
/s/ PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania
August 10, 2009